Exhibit 23.1

[Armanino LLP Letterhead]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 4 to the Registration Statement on Form S-1 of our report dated April 6, 2016 relating to the consolidated balance sheets of iSign Solutions Inc., formerly known as Communication Intelligence Corporation, and subsidiary (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive loss, changes in deficit, and cash flows for each of the years in the two-year period ended December 31, 2015, which appear in such Registration Statement. We further consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Armanino LLP .

San Ramon, California
May 11, 2016